Exhibit 99.1

              Nektar Announces Third Quarter 2003 Results

    SAN CARLOS, Calif.--(BUSINESS WIRE)--Nov. 5, 2003--Nektar Therapeutics (Nasdaq:NKTR), formerly Inhale Therapeutic Systems, Inc., announced today its financial results for the third quarter ended September 30, 2003.
    The Company reported revenues of $27.4 million for the three months ended September 30, 2003, compared to $23.2 million for the third quarter of 2002. In the third quarter of 2003, product revenues were $7.7 million compared to $4.4 million in 2002, and contract research revenues totaled $19.6 million compared to $18.8 million in 2002. The increase in revenue is due primarily to higher sales of Nektar advanced PEGylation products.
    The Company reported a net loss of $17.2 million or $(0.31) per share for the three months ended September 30, 2003, compared to a net loss in the same quarter in 2002 of $26.5 million or $(0.48) per share.
    For the nine months ended September 30, 2003, Nektar reported revenues of $80.6 million compared to $72.2 million in the same period in 2002. For the first nine months of 2003, Nektar reported product revenue of $21.4 million compared to $13.3 million for the same period in 2002, and contract research revenues were $59.2 million for the first nine months of 2003 compared to $58.9 million for the same period in 2002.
    For the nine months ended September 30, 2003, Nektar reported a net loss of $50.2 million or $(0.90) per share compared to a net loss in the same period in 2002 of $76.4 million or $(1.38) per share.
    Nektar's balance of cash, cash equivalents and short-term investments at the end of the quarter was $304.2 million, including net proceeds of $9.7 million from the exercise in July 2003 of an option granted to the initial purchasers of the company's 3% convertible subordinated notes due June 2010 originally issued in June 2003. This additional purchase increased the aggregate principal amount of 3% convertible subordinated notes due June 2010 to $110 million.
    In October 2003, in a limited number of privately negotiated transactions, certain holders of Nektar's outstanding 3.5% convertible subordinated notes due October 2007 exchanged and cancelled $87.9 million in aggregate principal amount of the 3.5% notes, for the issuance of $59.3 million in aggregate principal amount of newly issued 3% convertible subordinated notes due June 2010. This transaction will result in a gain on the reduction of debt in the fourth quarter. The newly issued notes are convertible into shares of the Company's Common Stock at an initial conversion price of $11.35 per share. The newly issued notes are redeemable on terms consistent with the redemption provisions of the 3% convertible notes issued in June 2003. As with the 3% convertible notes issued in June 2003, restricted investments equal to initial six payments of interest have been purchased and pledged for the benefit of the holders of newly issued notes.
    "We are pleased with the continued growth of our product revenues and are on target to achieve revenue growth of 5-10% in 2003. Further, with the recent convertible notes transactions in October, we are pleased with the improvement in our balance sheet," said Ajit Gill, Nektar president and CEO.

    Summary of Activities

    Partner Pipeline

    During the quarter, Celltech Group Plc announced that CDP 791, a PEGylated antibody fragment drug that uses Nektar PEGylation technology and services, entered Phase I trials for cancer.
    Nektar disclosed today that Nektar and Aventis Behring intend to terminate their collaboration to develop an inhaleable form of Alpha1 Proteinase Inhibitor for an inherited form of emphysema caused by alpha one antitrypsin deficiency. The product has completed a Phase 1B clinical trial in which all doses were well tolerated and dose related response was achieved. Nektar, who is expected to retain the rights, intends to seek another partner for further development of inhaleable Alpha1 Proteinase Inhibitor.
    At the request of Chiron, Nektar and Chiron for strategic marketing reasons discontinued development of an inhaled pre-clinical compound, PA2794, announced in June 2002 as part of a multiple-product collaboration between the two companies. Nektar continues to collaborate with Chiron on inhaled powdered tobramycin, a next-generation inhaleable antibiotic product, that is in Phase I clinical trials.

    Exubera(R) (inhaled insulin)

    Advanced-stage clinical studies are continuing for Exubera(R) (inhaled insulin) for the treatment of diabetes developed by Nektar for Pfizer and their partner Aventis Pharma. The determination as to when or if to file a New Drug Application or equivalent European regulatory filing with respect to Exubera(R) will be made by Pfizer and their partner Aventis at their discretion.

    Proprietary Pipeline

    Phase I clinical trials for an inhaled small molecule are on-going. In addition, the Company has established a business unit and expanded clinical, regulatory and product identification expertise. With these expanded development capabilities, Nektar will significantly increase the number of products it takes through Phase I clinical testing and, in some cases, Phase II, before offering the products to Nektar's biopharmaceutical partners for commercialization. Nektar could have an additional 1-2 products in clinical trials as part of this program by the end of 2004.

    About Nektar

    Nektar Therapeutics provides industry-leading drug delivery technologies, expertise and manufacturing to enable the development of high-value, differentiated therapeutics. Nektar's advanced drug delivery capabilities are designed to enable the Company's biotechnology and pharmaceutical partners to solve drug development challenges and realize the full potential of their therapeutics, from developing new molecular entities to managing the lifecycles of established products.

    Conference Call

    Ajit Gill, Nektar president and CEO, will host a conference call for analysts and investors beginning at 2:00 p.m. Pacific Time today to further discuss the company's financial results.
    Investors can access a live audio-only Webcast through a link that will be posted on the Investor Relations section at Nektar's Web site at http://www.nektar.com. The Web broadcast of the conference call will be available for replay through November 20, 2003.
    Analysts and investors can also access the conference call live via telephone by dialing (866) 541-2081 (US); (630) 424-2081
(international). The passcode is Nektar and the leader is Mr. Ajit Gill. An audio replay will be available shortly following the call through November 20, 2003 and can be accessed by dialing (877) 213-9653 or (630) 652-3041 with a passcode of 7901996. In the event that any Non-GAAP financial measure is discussed on the conference call that is not described in this earnings release, related complimentary information will be made available on the Investor Relations page at our WEB site as soon as practicable after the conclusion of this conference call.

    This release contains forward-looking statements that reflect management's current views as to Nektar's business strategy, product and technology development plans and funding, collaborative arrangements, clinical trials, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in Nektar's reports and other filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2002, as amended and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003. Actual results could differ materially from these forward-looking statements.

                          NEKTAR THERAPEUTICS
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                            September 30, December 31,
                                                 2003         2002
                                             (unaudited)       *
                                            ------------- ------------
                   ASSETS
Current assets:
   Cash, cash equivalents and short-term
    investments                             $    304,190  $   293,969
   Other current assets                           22,651       17,020
                                            ------------- ------------
            Total current assets                 326,841      310,989

Restricted investments                             9,707            -
Property and equipment, net                      145,037      143,452
Goodwill                                         130,120      130,120
Other intangible assets                           12,089       15,470
Deposits and other assets                          9,131        6,607
                                            ------------- ------------
                                            $    632,925  $   606,638
                                            ============= ============


    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued liabilities $     32,358  $    40,617
   Capital lease obligations - current             1,175        1,008
   Deferred revenue                               15,269       22,040
                                            ------------- ------------
            Total current liabilities             48,802       63,665

Convertible subordinated debentures              388,649      299,149
Accrued rent                                       2,091        2,033
Capital lease obligations - noncurrent            30,543       31,862
Other long-term liabilities                        4,246        3,159

Stockholders' equity:
   Preferred stock                                40,000       40,000
   Common stock                                  717,182      714,686
   Deferred compensation                             (53)        (239)
   Accumulated other comprehensive gain            1,004        1,668
   Accumulated deficit                          (599,539)    (549,345)
                                            ------------- ------------
            Total stockholders' equity           158,594      206,770
                                            ------------- ------------
                                            $    632,925  $   606,638
                                            ============= ============

* The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.


                          NEKTAR THERAPEUTICS
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (In thousands, except per share information)

                            Three-Months Ended    Nine-Months Ended
                               September 30,         September 30,
                                2003      2002        2003      2002
                           --------------------- ---------------------
                           (unaudited)           (unaudited)
Revenue:
 Contract research revenue $   19,624  $ 18,800  $   59,227  $ 58,929
 Product sales                  7,733     4,418      21,406    13,286
                           ----------- --------- ----------- ---------
Total revenue                  27,357    23,218      80,633    72,215

Operating costs and expenses:
 Cost of goods sold             3,541     1,940      11,871     5,503
 Research and development      31,777    38,183      96,298   116,661
 General andadministrative      5,190     6,551      15,504    17,507
 Amortization of other
  intangible assets               982     1,127       3,236     3,381
                           ----------- --------- ----------- ---------
Total operating costs and
 expenses                      41,490    47,801     126,909   143,052
                           ----------- --------- ----------- ---------

Loss from operations          (14,133)  (24,583)    (46,276)  (70,837)


Other income/ (expense), net      457      (420)      5,028    (1,107)
Interest income                 1,251     2,687       4,137     7,974
Interest expense               (4,781)   (4,205)    (13,083)  (12,424)
                           ----------- --------- ----------- ---------

Net loss                   $  (17,206) $(26,521) $  (50,194) $(76,394)
                           =========== ========= =========== =========

Basic and diluted net loss
 per common share          $    (0.31) $  (0.48) $    (0.90) $  (1.38)
                           =========== ========= =========== =========

Shares used in computing
 basic and diluted net loss
 per common share              55,837    55,316      55,719    55,226
                           =========== ========= =========== =========

    CONTACT: Nektar Therapeutics
             Joyce Strand, 650-631-3138